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                                                               Exhibit (a)(1)(J)


TO:  CONEXANT EXECUTIVES AND MANAGERS
SUBJECT:  OPTION EXCHANGE QUESTIONS AND ANSWERS

The main purpose of this memo is to help you better understand the information provided in the Offer to Exchange Outstanding Stock Options, dated November 12, 2004 (Offer to Exchange), and address potential questions relating the exchange program that you may receive from the people that work for you. After reviewing this memo, if you feel at all uncomfortable responding to any questions from employees regarding the exchange program, please ask them to contact their Human Resources representative or Stock Administration directly. Of course, the detailed Q&As contained in the Offer to Exchange, and all other information regarding the Stock Option Exchange Program can be found on Nextweb.

PLEASE NOTE THAT YOU MAY NOT CHANGE OR MANIPULATE THESE Q&AS FOR REPRINTING OR DISTRIBUTION.


Q1    WHAT IS THE STOCK OPTION EXCHANGE PROGRAM?

A1 Our Stock Option Exchange Program (also referred to as the Offer) is a voluntary program permitting eligible employees to cancel certain stock options that have an exercise price that is equal to or greater than $5.00 per share (Eligible Option Grants) and exchange them for replacement options (Replacement Options). Participation in this Offer is voluntary; you may either keep your current Eligible Option Grants at their current exercise price or tender for cancellation those Eligible Option Grants in exchange for Replacement Options. Replacement Options will cover the same number of shares covered by the Eligible Option Grants that you tender for exchange, including any options granted from May 12, 2004 through November 12, 2004 that are cancelled because of your election to tender Eligible Option Grants. The Replacement Options will be granted on June 14, 2005, or a later date if we extend the expiration date of the Offer (Replacement Option Grant Date), and will have an exercise price equal to the Fair Market Value of our common stock on the Replacement Option Grant Date.

Q2    I HAVE SEEN OTHER COMPANIES REPRICE OPTIONS. WHY ARE YOU NOT DOING THAT?

A2 In 1998, the Financial Accounting Standards Board adopted unfavorable accounting treatment for companies that reprice options. If we were to simply reprice options, we must take a charge against earnings on future appreciation of the repriced options.

Q3    WHY ARE YOU NOT JUST GRANTING ME ADDITIONAL OPTIONS?

A3 We strive to balance the need for a competitive compensation package for our employees with the interests of our shareowners. Because of the large number of options that we currently have outstanding, a large grant of new options could potentially have a dilutive effect on our earnings per share.


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Q4    ARE THERE ANY ELIGIBILITY REQUIREMENTS I MUST SATISFY IN ORDER TO RECEIVE
      THE REPLACEMENT OPTIONS?

A4 You must be one of our employees or an employee of one of our subsidiaries on the expiration date of the Offer (currently, December 13, 2004, unless we extend the Offer) (Expiration Date), and you must remain continuously employed by us or one of our subsidiaries through the Replacement Option Grant Date. If you are not an employee on the Expiration Date, you will not be eligible to exchange any Eligible Option Grants and any election you may have made will not be accepted by us. ALSO, IF YOU DO NOT REMAIN AN EMPLOYEE THROUGH THE REPLACEMENT OPTION GRANT DATE AND YOUR ELIGIBLE OPTION GRANTS WERE CANCELLED UNDER THIS OFFER, YOU WILL NOT BE GRANTED REPLACEMENT OPTIONS AND YOUR CANCELLED OPTIONS WILL NOT BE REINSTATED.

Q5    ARE ALL EMPLOYEES ELIGIBLE TO PARTICIPATE IN THIS OFFER?

A5 Yes, all employees are eligible to participate, subject to the eligibility requirements set forth in the Offer to Exchange.

Q6    ARE THE TERMS AND CONDITIONS OF THE OFFER THE SAME FOR EVERYONE?

A6 No. The terms and conditions for our employees with the title of senior vice-president or higher (Senior Executives), non-exempt employees (i.e., those entitled to receive overtime pay) and employees residing in certain foreign jurisdictions are different. (See Section 1 and Schedule B of the Offer to Exchange)

Q7    WHAT OPTIONS MUST I EXCHANGE AS PART OF THIS PROGRAM?

A7 You do not have to exchange any options as part of this program. However, if you decide to participate in the Offer and exchange any Eligible Option Grants, you must agree to exchange all options granted to you from May 12, 2004 through November 12, 2004, even if the exercise price of those options is less than $5.00.

Q8    CAN I EXCHANGE A PORTION OF AN UNEXERCISED ELIGIBLE OPTION GRANT?

A8 No. If you elect to tender any particular Eligible Option Grant, you must agree to exchange all unexercised options covered by that Eligible Option Grant. (See Section 1 of the Offer to Exchange)

Q9 CAN I EXCHANGE THE REMAINING PORTION OF AN ELIGIBLE OPTION GRANT THAT I HAVE PARTIALLY EXERCISED?

A9 Yes, but you must tender all of the remaining portion of that Eligible Option Grant. (See Section 1 of the Offer to Exchange)

Q10   AM I ELIGIBLE TO RECEIVE FUTURE GRANTS IF I PARTICIPATE IN THIS EXCHANGE?

A10 Because of the accounting limitations, if you elect to tender Eligible Option Grants, you are not eligible to receive additional stock option grants until after the Replacement Option Grant Date.


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Q11   HOW LONG WILL THIS OFFER REMAIN OPEN?

A11 Presently, the Offer is scheduled to remain open until 5:00 p.m., U.S. Pacific Standard Time, on December 13, 2004. We currently have no plans to extend the Offer beyond December 13, 2004.

Q12 WHY WILL I NOT RECEIVE MY REPLACEMENT OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

A12 In order to avoid negative accounting consequences that can result from stock option exchanges, we cannot grant Replacement Options for at least 6 months and one day after the Expiration Date (which is currently expected to be December 13, 2004). Therefore, you will not receive your Replacement Options until the Replacement Option Grant Date (again, which is expected to be June 14, 2005, or a later date if we extend the Offer). Any other options that otherwise would have been granted to you by us prior to the Replacement Option Grant Date will also be deferred until the Replacement Option Grant Date. (See Section 5 of the Offer to Exchange)

Q13   HOW WILL MY REPLACEMENT OPTIONS VEST?

A13   Each Replacement Option will vest as follows:

      - If your cancelled Eligible Option Grant was granted on or before December 31, 2002 or if you are a Senior Executive, then one-third of the shares subject to the Replacement Option granted in exchange for such Eligible Option Grant shall vest and become exercisable one year after the Replacement Option Grant Date, one-third of the shares subject to such Replacement Option shall vest and become exercisable 2 years after the Replacement Option Grant Date, and one-third of the shares subject to such Replacement Option shall vest and become exercisable 3 years after the Replacement Option Grant Date;

      - If your cancelled Eligible Option Grant was granted after December 31, 2002 and you are not a Senior Executive, then 50% of the shares subject to the Replacement Option granted in exchange for such Eligible Option Grant shall vest and become exercisable one year after the Replacement Option Grant Date, 25% of the shares subject to such Replacement Option shall vest and become exercisable 2 years after the Replacement Option Grant Date, and 25% of the shares subject to such Replacement Option shall vest and become exercisable 3 years after the Replacement Option Grant Date; and

      - Notwithstanding the foregoing, if you are involuntarily terminated from employment with us or one of our subsidiaries without cause within one year following the Replacement Option Grant Date, then 50% of the shares subject to the Replacement Option granted in exchange for such Eligible Option Grant shall immediately vest as of the date of your termination. Non-exempt employees may exercise these accelerated options at any time after six months following the Replacement Option Grant Date through December 31, 2006. All other employees may exercise these options at any time on or before December 31, 2006.

            (See Section 5 of the Offer to Exchange)


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Q14   HOW DOES THE SPECIAL OPTION ACCELERATION PROVISION WORK FOR EMPLOYEES WHO
      ARE IMPACTED BY A REDUCTION IN FORCE, PRIOR TO THE JUNE 14, 2005, REPLACEMENT OPTION GRANT DATE?

A14 Generally, upon an employee's termination, all unvested stock options are cancelled immediately and any vested options continue to be exercisable for an additional 3-month period. However, we anticipate that some employees whose positions will be eliminated as part of our announced restructuring will be asked to provide transition services for an extended period of time after their notification. Where this type of extended service is requested, Human Resources will work with managers, where appropriate, to develop a separation package that would enable an employee's termination date (or in the U.S., the end of the salary continuation period) to fall shortly after June 14, 2005, the expected Replacement Option Grant Date, provided that the employee's work is transitioned throughout the requested service period in a committed and professional manner. In this circumstance, the acceleration provision would apply and 50% of the employee's Replacement Options would immediately vest and become exercisable through December 31, 2006. Please note that non-exempt employees and employees in France have slightly different exercise provisions.

      As is always the case, separation packages are determined and paid out based on, and subject to, local country law, policy and practice.

Q15 OTHER THAN THE REPLACEMENT OPTIONS, WILL I RECEIVE ANY OTHER PAYMENT OR CONSIDERATION FOR MY PARTICIPATION IN THE OFFER?

A15 No. The only consideration that you will receive for your participation in the Offer will be a grant of Replacement Options, subject to the terms of the Offer.

Q16 WILL THERE BE ANY SPECIAL ARRANGEMENTS FOR PEOPLE WHO ELECT NOT TO PARTICIPATE IN THE OFFER?

A16 No. There will not be any special arrangements for people who elect not to participate in the Offer.

Q17   WHERE DO I GO IF I HAVE ADDITIONAL QUESTIONS ABOUT THIS OFFER?

A17 If you have additional questions, please contact Stock Administration via telephone at (949) 483-4525 or via email at stock.admin@conexant.com.


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